UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 10, 2024

Monroe Capital Corporation
(Exact name of registrant as specified in its charter)

Maryland	814-00866	27-4895840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 South Wacker Drive, Suite 6400, Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)
(312) 258-8300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MRCC	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of Carey Davidson as Director
On December 10, 2024, Caroline (“Carey”) Davidson gave notice that she will resign from her position as a Class II director of the board of directors (the “Board”) of Monroe Capital Corporation (the “Company”), effective December 10, 2024. The resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, practices or otherwise.
Appointment of Lynn Jerath as Director
In connection with Ms. Davidson’s resignation, the Board voted to appoint Lynn J. Jerath as a Class II director of the Board to fill the vacancy created by the resignation of Ms. Davidson. Ms. Jerath was appointed to serve as a member of the Board until the 2025 annual meeting of stockholders, or until her successor is duly elected and qualified. The Board determined that Ms. Jerath is not an “interested person” (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended) of the Company and is independent under the applicable Nasdaq listing rules.
Ms. Jerath wholly owns Citrine Investment Group (“Citrine”), which she founded in February 2013, and currently serves as its President. Citrine focuses on institutional quality real estate investments nationwide, and is one of the only woman-run real estate private equity firms in the country. She has served as a Trustee to the University of Pennsylvania since January 2018, a Member of University of Pennsylvania’s Endowment Investment Board since January 2020, an Advisory Board Member of Penn Live Arts since January 2007, and as a Member of the Trustee Council of Penn Women since January 2005. She has been an Advisory Board Member of Sundance Bay, a Utah-based real estate investment company with more than $2 billion in assets under management, since January 2021. Ms. Jerath has served as Board Chair of Embarc Chicago, an organization focused on transforming education through experiential learning, since March 2019. She has served as a Board Member of Hope Chicago, an organization seeking to reduce economic and social inequity by funding post-secondary scholarships and non-tuition costs for Chicago Public School Graduates, since June 2021. From April 2019 to June 2023, Ms. Jerath served as a Board Member of Chicago Furniture Bank, whose mission is to provide dignity, stability, and comfort to Chicagoans that face poverty by allowing clients to handpick an entire home’s worth of furnishings for free. From January 2021 to June 2023, Ms. Jerath served as a Trustee to the National Poetry Foundation, a leader in shaping a receptive climate for poetry by developing new audiences, creating new avenues for delivery and encouraging new kinds of poetry. Ms. Jerath graduated magna cum laude from the Wharton School of the University of Pennsylvania in 1995.
The Board considered Ms. Jerath’s significant experience in real estate investments, coupled with her deep knowledge of the capital markets, which provides the Board with valuable industry knowledge, expertise and insight.
Ms. Jerath will receive an annual retainer of $50,000 for serving on the Board and a $1,000 fee for each meeting attended. The Company will also reimburse Ms. Jerath for all reasonable and authorized business expenses in accordance with the Company’s policies. There is no other arrangement or understanding between Ms. Jerath and any other person pursuant to which she was appointed as a Class II director of the Board, nor is there any family relationship between Ms. Jerath and any other director of the Company or executive officers of the Company. There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company is a participant, the amount involved exceeds $120,000, and in which Ms. Jerath had, or will have, a direct or indirect material interest.
Ms. Jerath entered into the Company’s standard indemnification agreement, the form of which was previously filed as an exhibit to the Current Report on Form 8-K filed on June 30, 2022.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONROE CAPITAL CORPORATION

Date: December 10, 2024	By:	/s/ Lewis W. Solimene, Jr.
	Name:	Lewis W. Solimene, Jr.
	Title:	Chief Financial Officer and Chief Investment Officer